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                          September 20, 2023

       Raj Mehra, Ph.D.
       Chief Executive Officer
       SEELOS THERAPEUTICS, INC.
       300 Park Avenue, 2nd Floor
       New York, NY 10022

                                                        Re: SEELOS
THERAPEUTICS, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed September 15,
2023
                                                            File No. 333-274533

       Dear Raj Mehra:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, act-ion or absence of action by the staff.

                                                        Please contact Lauren
Hamill at 303-844-1008 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Samantha Eldredge